PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)

                               OMNICOM GROUP INC.
                1,000,000 Shares of Common Stock ($.15 Par Value)

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This  document  supplements  the  Prospectus  dated January 28, 1998 relating to
1,000,000 shares of Common Stock, par value $.15 per share (the "Common Stock") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of Omnicom Canada Inc. ("OCI"), a corporation incorporated under the laws of Ontario and a wholly owned subsidiary of the Company, originally issued in a private offering in Canada by OCI for the Class C Special Shares of Quintenco Holdings Inc., a corporation (now amalgamated with
OCI) incorporated under the laws of Ontario ("QHI"), in connection with the combination of OCI and QHI. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On Tuesday, January 3, 2006, the closing price of the Common Stock as reported on the New York Stock Exchange was $86.11 per share. The Common Stock is traded under the symbol "OMC."

The Selling Shareholder does not own in excess of 1% of the Common Stock of the Company and since the Selling Shareholder may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by the Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common Stock:

                                               Amount of
                                         Shares Beneficially        Amount of
                                             Owned as of          Shares to be
Name of Selling Shareholder                January 3, 2006      Offered for Sale
---------------------------              -------------------    ----------------
    Gail Margaret Ruddy                           325                 325

      Except for the purchase of the shares of Common Stock, the Selling Shareholder has not had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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           The date of this Prospectus Supplement is January 5, 2006.